UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a 12

CM Finance Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT NOTICE REGARDING YOUR INVESTMENT

CM FINANCE INC

601 Lexington Avenue, 26th Floor, New York, NY 10022

November 29, 2018

RE: Adjourned Annual Meeting of Stockholders

Dear Stockholder:

We are almost there, but we need your help.

We recently held our annual meeting of stockholders (the “Annual Meeting”) on Tuesday, November 6, 2018.

At the Annual Meeting, our stockholders voted to approve the first proposal found in the Proxy.

Unfortunately, the second proposal did not receive enough votes and we had to adjourn the vote on proposal 2 until Tuesday, December 18, 2018 to afford stockholders additional time to vote for the second proposal.

Our records indicate that we have not received your vote. We apologize for the continued follow-up regarding this matter. However, it is critical that we receive your proxy vote by December 17, 2018.

Please help us to avoid further delay by taking a moment to cast your vote today.

We value your time and have set up a number of convenient voting options. After careful consideration, the Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 2 listed in both the Proxy and on the enclosed copy of your proxy card(s). Thank you in advance to your attention to this important matter. Should you have any questions about the proposals, or about how to vote, please call 1-877-732-3621.

Thank you in advance for your attention to this important matter.

Sincerely,

Michael C. Mauer

Chairman of the Board

And Chief Executive Officer

Voting is easy. Please take a moment now to cast your vote using one of the voting options listed below:

1. Vote by Phone. Simply dial the toll-free number located on the enclosed proxy card. Please have the proxy card available at the time of the call.
2. Vote via the Internet. Simply visit the website indicated on the enclosed proxy card and follow the instructions on the website.
3. Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

OBO-12944